EXHIBIT 4.8

                             AMENDMENT NO. 1 TO THE
                          COMMON STOCK PURCHASE WARRANT



          This Amendment No. 1 to the Common Stock Purchase Warrant shall serve to amend the Common Stock Purchase Warrant (the "Warrant") dated December 28, 2001, whereby Alexander Dunham Securities Inc. (the "Holder") was granted the right to purchase 10,000 shares of common stock, of Amnis Systems, Inc. (the "Company").

          For consideration received, the undersigned parties have agreed to amend the Warrant whereby the Company and the Holder agree that the Exercise Price, as defined in the Warrant, will be amended as follows:

          1. The Company, hereby certifies that, the Holder, or assigns, is entitled, subject to the terms set forth in the Warrant, to purchase from the Company during the Exercise Period, as set forth in the Warrant, up to 10,000 fully paid and nonassessable shares of common stock, $.0001 par value per share, of the Company, at a per share purchase price of $.05 per share.

          2. Except as modified herein, the Warrant shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Common Stock Purchase Warrant as of the 3rd day of June, 2003.


                                            COMPANY:

                                            AMNIS SYSTEMS, INC.


                                            By:_____________________
                                            Name: Scott MacCaughern
                                            Title:  Chief Executive Officer



                                            HOLDER:

                                            alexander dunham securities inc.


                                            By:_____________________
                                            Name:
                                            Title: